Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form S-4 of Builders FirstSource, Inc. of our report dated April 27, 2005, except for Note 22, which is as of May 24, 2005 relating to the financial statements of Builders FirstSource, Inc. which appears in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Summary of Historical Financial Information and Other Data” and “Selected Historical Consolidated Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dallas, Texas
October 7, 2005